Exhibit 10.11

UNIVERSAL HOSPITAL SERVICES, INC.

EXECUTIVE SEVERANCE PAY PLAN

February 1, 2005

I. Purpose.

To provide a severance pay plan for the Executives (as defined below) of the Company who are not eligible for severance pay under any other plan or agreement with the Company. The provisions of this plan will not apply to any Executive who is covered by an employment agreement. Executives who receive severance under this plan will not be eligible to receive severance under any other plan or agreement of the Company. No severance benefits become payable pursuant to this plan in the event of termination of employment upon an Executive’s death or disability. This plan replaces the Executive Severance Pay Plan dated January 25, 2001.

II. Definitions.

A. “Cause” means:

(i)	Executive’s continued failure, whether willful, intentional or grossly negligent, after written notice, to perform substantially Executive’s duties (the “Duties”) as determined by immediate supervisor, (Chief Executive Officer or Senior Vice President of the Company (other than as a result of a disability);

(ii)	dishonesty in the performance of Executive’s Duties;

(iii)	conviction or confession of an act or acts on Executive’s part constituting a felony under the laws of the United States or any state thereof; or

(iv)	any other willful act or omission on Executive’s part which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries.

B. “Change of Control” means (i) any event as a result of which J.W. Childs and Halifax collectively cease to own and control all of the economic and voting rights associated with ownership of at least 50.1% of the outstanding capital stock of Company; or (ii) any sale or transfer of all or substantially all of the assets of the Company.

C. “Change of Control Period” means the period starting 30 days before the Change in Control and continuing through 6 months after the Change in Control.

D. “Date of Termination” means the date specified as Executive’s last date of employment in the Company’s notice of termination to Executive or Executive’s Notice of Resignation for Good Cause to the Company.

E. “Resignation For Good Cause” means: Executive termination of employment upon 30 days’ written notice to the company, for Good Cause. Executive shall have “Good Cause” for termination of employment if, other than for cause, any of the following has occurred:

(i)	the Company has reduced or reassigned a material portion of Executive duties (per Executive job description);

(ii)	the Executive’s base salary has been reduced other than in connection with an across-the-board reduction (of approximately the same percentage) in executive compensation to Executive Employees imposed by the Board in response to negative financial results or other adverse circumstances affecting the Company; or

(iii)	the Company has required Executive to relocate in excess of fifty (50) miles from the location where the Executive is currently employed.

F. “Executive” means the President, any Senior Vice President, any Vice President of the Company, the Controller and the General Counsel as such titles are in use effective February 1, 2005.

G. “Severance Period” means the period from the Date of Termination through the date, which is 12 months from the Date of Termination.

III. Severance Pay.

A. Executives who separate from the Company and who sign the general release and other agreement described in Section IV below are entitled to the severance pay specified below; provided, however, that (1) an Executive who is separated from employment due to dismissal for Cause is not entitled to any severance pay; (2) an Executive who voluntarily resigns, except for Good Cause, from employment is not entitled to severance pay; and (3) the Controller and General Counsel are entitled to the severance pay specified below only if terminated by the Company during the Change of Control Period, but the Controller and General Counsel are not entitled to any severance pay if terminated for Cause.

B. Upon qualifying for severance pay, Executive will be paid the following amounts in the following manner:

(i)	Executive will continued to be paid his or her base salary through the Severance Period, in the manner and at the times paid during such Executive’s employment with the Company.

(ii)	Company shall pay the Executive a lump sum payment equal to the cost continuing the Executive’s existing family medical and dental insurance benefits pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for the duration of the Severance Period.

(iii)	If prior to the date which is 12 months after the Date of Termination, Executive finds other employment, the amount of severance payments payable to Executive after such termination in accordance with B(i) above will be reduced by the value of the compensation Executive receives in his or her new employment through the date which is 12 months after the Date of Termination; B(ii) shall be similarly discontinued if similar medical and dental benefits are secured with new employer through the date which is 12 months after the Date of Termination.

(iv)	If termination is pursuant to Resignation for Good Cause, The Company shall provide the Executive a prorated portion of the bonus earned for the then current fiscal year, based upon the number of days Executive was employed during that year. Such Executive bonus shall be payable at the time annual bonuses are paid to the other executives employed by the Company, on the last day of the Company’s fiscal year.

(v)	Executive will be paid or otherwise provided such other benefits as may be required by law.

(vi)	All severance payments are subject to any required withholding.

IV. General Release and Other Agreements.

Executive will not be entitled to receive any of the severance pay described above until such time as Executive signs (A) an effective general release of all claims against the Company and its affiliates in the form and manner prescribed by the Company and (B) an agreement further providing (i) Executive’s agreement not to disclose or use confidential information of the Company, (ii) Executive’s agreement during the Severance Period not to compete with the Company in the medical equipment rental business, (iii) Executive’s agreement during the Severance Period not to solicit for employment or hire any employee of the Company, and (iv) Executive’s agreement during the Severance Period not to solicit as a customer or client of medical equipment rental business and customer or client of the Company. A failure to execute such a general release and other agreements within one month of Executive’s Date of Termination shall result in the loss of any rights to receive payments or benefits under this plan.

V. Amendment and Modification of Plan. This plan may be modified, amended or terminated at any time by the CEO and the Board of Directors of the Company.

VI. No Employment Rights. Neither this plan for the benefits hereunder shall be a term of the employment of any employee, and the Company shall not be obligated in any way to continue the plan. The terms of this plan shall not give any employee the right to be retained in the employment of the Company.